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EXHIBIT 5.2

[TUNE, ENTREKIN & WHITE, P.C. Letterhead]

August 3, 2004

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

    Re: Beazer Homes USA, Inc.
    Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Beazer Homes Corp. a Tennessee corporation and Crossmann Communities of Tennessee, LLC, a Tennessee limited liability company (the "Guarantors"), each a direct or indirect subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the resale by the selling securityholders named in the Registration Statement of up to $180,000,000 aggregate principal amount of Beazer's 4 5/8% Convertible Senior Notes due 2024 (the "Notes"), certain subsidiary guarantees (individually, a "Guarantee" and collectively, the "Guarantees") with respect to the Notes, including the Guarantees of the Guarantors and its $0.01 par value common stock issuable upon conversion of the Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The Notes and the Guarantees have been issued under an indenture, dated as of June 8, 2004 (the "Indenture") among Beazer, as issuer, the subsidiary guarantors named therein and SunTrust Bank, as trustee (the "Trustee").

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Guarantors as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Guarantor.

        Based on the foregoing, we are of the opinion that:

          1.     Beazer Homes Corp is a corporation duly incorporated and Crossmann Communities of Tennessee, LLC is a limited liability company duly formed, and each is validly existing, and in good standing under the laws of the jurisdiction of their incorporation or formation and have all requisite power and authority, corporate or otherwise, to conduct their business, to own their properties, and to execute, deliver and perform all of their obligations under the Guarantees.

          2.     The Guarantors have duly authorized, executed and delivered the Indenture and the Guarantees.

          3.     The execution and delivery by the Guarantors of the Indenture and the Guarantees and the performance of their obligations thereunder have been duly authorized by all necessary corporate and limited liability company or other action and do not and will not (i) require any consent or approval of their respective stockholders and members, or (ii) violate any provision of any law, rule or regulation of the state of Tennessee or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Guarantor which violation would impair their ability to perform their obligations under the Guarantees or (iii) or violate any of their respective charters, by-laws, or operating agreement.

        The opinions set forth above are subject to the following qualifications and exceptions:

          Counsel is a member of the Bar of the state of Tennessee. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Tennessee. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
Tune, Entrekin & White, P.C.
/s/ HUGH W. ENTREKIN
By:	Hugh W. Entrekin, Secretary

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  EXHIBIT 5.2
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